EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-233178, 333-218894, 333-237415, 333-254713 and 333-263992) of our report dated March 16, 2023 on the consolidated financial statements of ENDRA Life Sciences Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of ENDRA Life Sciences Inc. for the year ended December 31, 2022.  Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, New York

March 16, 2023